Exhibit 99.1

     Kodak Reports 3rd Quarter Profit on Sales of $2.581 Billion

      3rd Quarter Net Earnings From Continuing Operations of $34
                       Million, up $117 Million

    Digital Revenues Grow 12%, Driven by Digital Plates, NEXPRESS,
              Consumer Digital Capture, and Kiosk Sales

   3rd Quarter Digital Earnings Nearly Triple From Year-Ago Quarter

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Nov. 1, 2007--Eastman Kodak Company (NYSE:EK) today reported $34 million in earnings from continuing operations, or $0.12 per share, reflecting continued operational improvements, higher revenues in key business segments, and improved profit margins.

    "I am very pleased with our third-quarter performance, which represents a milestone in the emergence of the new Kodak," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "We delivered solid, value-creating digital growth, powered by a 12% increase in digital revenue, as well as expanded gross margins and positive net earnings. This increases my confidence in achieving our full-year goals and positions us well as we enter 2008."

    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported third-quarter earnings from continuing operations of $29 million pre-tax, $34 million after tax, or $0.12 per share, compared with a loss of $53 million pre-tax, $83 million after tax, or a loss of $0.29 per share in the year-ago period. This represents an improvement of $82 million pre-tax and $117 million after-tax. Items of net expense impacting comparability in the third quarter of 2007 totaled $94 million after tax, or $0.33 per share. The most significant item was restructuring costs of $127 million before tax and $96 million after tax, or $0.33 per share. In the third quarter of 2006, items of net expense impacting comparability totaled $137 million after tax, or $0.48 per share, primarily reflecting restructuring costs.

    For the third quarter of 2007:

    -- Sales totaled $2.581 billion, a decrease of 1% from $2.595 billion in the third quarter of 2006. Digital revenue totaled $1.589 billion, a 12% increase from $1.417 billion.
        Traditional revenue totaled $986 million, a 16% decline from $1.169 billion in the year-ago quarter.

    -- The company's third-quarter earnings from continuing operations, before interest, other income (charges), net, and income taxes were $20 million, compared with a loss of $11 million in the year-ago quarter.

    -- Digital earnings for the third quarter improved by $54 million, to $82 million this quarter, from $28 million in the year-ago quarter.

    Other financial details:

    -- Gross Profit margin was 26.4% for the quarter, up from 25.1% in the prior year, primarily attributable to lower costs from manufacturing footprint reductions, offset by adverse silver and aluminum costs.

    -- Selling, General and Administrative expenses decreased $37 million from the year-ago quarter, reflecting the company's cost reduction activities. SG&A as a percentage of revenue was 17%, down from 18% in the year-ago quarter.

    -- Net Cash Generation for the third quarter represented a use of $95 million, compared with positive cash flow of $151 million in the year-ago quarter. This corresponds to net cash provided by operating activities from continuing operations of $1 million for the third quarter, compared with $237 million in the year-ago quarter.

    -- The company's debt level stood at $1.626 billion as of September 30, 2007. This is a $1.152 billion reduction from the 2006 year-end debt level of $2.778 billion.

    -- Kodak held $1.847 billion in cash and cash equivalents as of September 30, 2007, an increase of $745 million from the year-ago period. This was primarily the result of proceeds from the company's sale of its Health Group, which was completed in the second quarter of 2007.

    Segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

    -- Consumer Digital Imaging Group earnings from operations improved by $13 million to $10 million, compared with a year-ago loss of $3 million. This improvement was driven by changes in product portfolio, partially offset by costs associated with increased manufacturing and new product introduction activities in the Inkjet Systems business. Sales for the third quarter were $1.123 billion, a 1% increase from the year-ago quarter. Revenues from digital products grew by 16% for the quarter versus the prior year, driven by growth in digital capture, kiosks and related media.

    The company continues to expand retail distribution for its new consumer inkjet printer line as it increases manufacturing capacity, most recently with Circuit City and Sam's Club in the U.S. and Wal-Mart in Canada. The company's consumer inkjet products are now available at more than 7,600 retail outlets worldwide. Kodak remains focused on selling 500,000 units this year and achieving $1 billion in sales in 2010.

    -- Graphic Communications Group earnings from operations were $42 million, compared with $26 million in the year-ago quarter. The 62% earnings increase was primarily driven by increased sales and lower SG&A expenses, partially offset by higher aluminum costs. Sales for the third quarter were $928 million, a 5% increase from the year-ago quarter. Revenues from digital products grew by 9% for the quarter versus the prior year, driven by increased sales of digital plates, NEXPRESS digital color printing presses, and digital printing consumables.

    -- Film Products Group earnings from operations were $122 million, compared with $115 million in the year-ago quarter, representing continuing operational improvement in the face of declining revenue. During the third quarter of 2007, the group achieved a 25% operating margin, as compared with 19% in the year-ago quarter. The operating margin performance resulted from the company's continued focus on reducing manufacturing and SG&A costs ahead of anticipated revenue declines. Film Products Group sales were $488 million, down from $593 million in the year-ago quarter, representing a decrease of 18%, in line with expectations.

    "Our relentless focus on digital business model innovation and the dramatic operational improvements we have achieved over the past four years have created a solid foundation for our future," said Perez. "We have the right talent, business structure, technology, brand, and growing product portfolio to generate sustainable, profitable growth and significant value for our shareholders."

    2007 Outlook

    Kodak remains focused for the remainder of this year on three financial metrics as it continues to transform its business: net cash generation, digital earnings from operations, and digital revenue growth.

    The company today provided an updated outlook for 2007 performance against these metrics, as a result of lower-than-previously estimated restructuring charges.

    The company previously indicated that it expected total restructuring charges for the year to be in the range of $900 million to $1 billion. Based upon the company's most recent analysis, Kodak now believes that these charges are more likely to be in the range of $750 million to $850 million. Despite the potentially lower restructuring charges, the company remains confident in its ability to complete major restructuring this year and make significant progress toward achieving its target cost model, as previously communicated.

    The company's goal for net cash generation this year remains $100 million after payments for restructuring. This goal now corresponds to net cash provided by continuing operations from operating activities, on a GAAP basis, in the range of $250 million to $400 million.

    Additionally, the company's goal for 2007 full-year digital earnings from operations remains $150 million to $250 million, and its goal for total earnings from operations is $300 million to $400 million, both of which correspond to a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $425 million to $525 million.

    Finally, the company is forecasting 2007 digital revenue growth to be at the high end of the previously communicated range of 3% to 5%, with the total 2007 revenue decline expected to be at the low end of the range of 4% and 7%.

    Form 10-Q and Conference Call Information

    The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of three ways:

    1) Click on the following link:
http://www.sec.gov/Archives/edgar/data/31235/000120677407002504/
kodak_10q.htm (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Please remove the extra space if one exists.)

    2) Visit Kodak's Investor Center page at:
http://www.kodak.com/go/invest and click on SEC Filings.

    3) Visit the U.S. Securities and Exchange Commission EDGAR website at: http://www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings.

    Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number:
913-981-5542, access code 3241240. There is no need to pre-register.

    The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820, access code 3241240. The playback number will be active until Thursday, November 8, at 5:00 p.m. Eastern Time.

    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Center web page at:
http://www.kodak.com/go/invest.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations for consumer inkjet sales, restructuring charges, target cost model, revenue, net cash generation, cash from continuing operations, digital earnings and total earnings from operations and digital revenue growth are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;

    -- execution of intellectual property licensing programs and other strategies;

    -- integration of the Company's businesses to SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    -- integration of acquired businesses and consolidation of the Company's subsidiary structure;

    --  improvement in manufacturing productivity and techniques;

    -- improvement in working capital management and cash conversion cycle;

    -- continued availability of essential components and services from concentrated sources of supply;

    --  improvement in supply chain efficiency and dependability; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    --  the Company's ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;

    -- general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;

    --  changes in market growth;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



Eastman Kodak Company
Third Quarter 2007 Results
Non-GAAP Reconciliations


    Within the Company's third quarter 2007 earnings release, reference is made to certain non-GAAP financial measures, including "digital earnings", "digital revenue", "traditional revenue", "net cash generation", "CDG revenue from digital products growth", "GCG revenue from digital products growth", "net cash generation goal", "digital earnings from operations goal", "total earnings from operations goal" and "digital revenue growth forecast". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

    The following table reconciles digital earnings to the most directly comparable GAAP measure of earnings (loss) from continuing operations before interest, other income (charges), net and income taxes (amounts in millions):



                                                          Improvement/
                                          Q3 2007 Q3 2006  (Decline)
                                          ------- ------- ------------

Digital earnings, as presented            $   82  $   28  $        54
Traditional earnings                          91     110          (19)
New technologies loss                         (8)    (16)           8
Restructuring costs and other items         (145)   (133)         (12)
                                          ------- ------- ------------

Earnings (loss) from continuing
 operations before interest, other income
 (charges), net and income taxes (GAAP
 basis), as presented                     $   20  $  (11) $        31
                                          ======= ======= ============


    The following table reconciles digital revenue and traditional revenue to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):



                                                              Growth/
                                             Q3 2007 Q3 2006 (Decline)
                                             ------- ------- ---------

Digital revenue, as presented                 $1,589  $1,417       12%
Traditional revenue, as presented                986   1,169      -16%
New technologies revenue                           6       9      -33%
                                             ------- -------
Consolidated revenue (GAAP basis), as
 presented                                    $2,581  $2,595       -1%
                                             ======= =======


    The following table reconciles net cash generation to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities (amounts in millions):



                                                       Q3 2007 Q3 2006
                                                       ------- -------

Net cash generation, as presented                      $  (95) $  151
Additions to properties                                    54      92
Net proceeds from sales of businesses/assets              (30)    (79)
Investments in unconsolidated affiliates                    -       1
Dividend payments                                          72      72
                                                       ------- -------

Net cash provided by continuing operations from
 operating activities (GAAP basis), as presented       $    1  $  237
                                                       ======= =======


    The following table reconciles CDG revenue from digital products growth to the most directly comparable GAAP measure of CDG total revenue growth:



                                                              Growth/
                                                             (Decline)
                                                             ---------

CDG revenue from digital products growth, as presented             16%
CDG revenue from traditional products decline                     -20%
CDG total revenue growth, as presented                              1%


    The following table reconciles GCG revenue from digital products growth to the most directly comparable GAAP measure of GCG total revenue growth:



                                                              Growth/
                                                             (Decline)
                                                             ---------

GCG revenue from digital products growth, as presented              9%
GCG revenue from traditional products decline                     -15%
GCG total revenue growth, as presented                              5%


    The following table reconciles the net cash generation goal to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities goal (amounts in millions):



                                                               2007
                                                               Goal
                                                             ---------

Net cash generation goal, as presented                            $100


Additions to properties, net proceeds from the sales of
 businesses/assets, distributions from (investments in)
 unconsolidated affiliates and dividends                       150-300
                                                             ---------

Net cash provided by continuing operations from operating
 activities (GAAP basis), as presented                       $250-$400
                                                             =========


    The following table reconciles the digital earnings from operations goal to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes goal (amounts in millions):



                                                            2007
                                                            Goal
                                                       ---------------

Digital earnings from operations goal, as presented      $150 - $250

Traditional earnings, new technologies earnings,
 restructuring costs and other discrete items           (575) - (775)
                                                       ---------------
Loss from continuing operations before interest, other
 income (charges), net and income taxes (GAAP basis),
 as presented                                          $(425) - $(525)
                                                       ===============


    The following table reconciles the total earnings from operations goal to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes goal (amounts in millions):



                                                            2007
                                                            Goal
                                                       ---------------

Total earnings from operations goal, as presented        $300 - $400
Restructuring costs and other discrete items            (725) - (925)
                                                       ---------------
Loss from continuing operations before interest, other
 income (charges), net and income taxes (GAAP basis),
 as presented                                          $(425) - $(525)
                                                       ===============


    The digital revenue growth forecast for 2007, as presented, of 3% to 5% corresponds to the most directly comparable GAAP measure of expected total company revenue decline for 2007, as presented, of 4% to 7%. Items to reconcile from the digital revenue growth forecast to expected total company revenue decline are expected traditional and new technologies revenue declines of 13% to 22%.

    As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of items impacting comparability (formerly non-operational items) affecting its GAAP quarterly results by line item in the statement of operations. The Company defines items impacting comparability as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company's core operations. Items impacting comparability, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the items impacting comparability affecting the Company's quarterly results by line item in the statement of operations for the third quarter of 2007 and 2006, respectively.




                                                   3rd Quarter
                                           ---------------------------

                                               2007          2006
(in millions, except per share data)
                                             $     EPS     $     EPS
                                           ------------- -------------

Earnings (loss) from continuing operations
 - GAAP                                    $ 34  $ 0.12  $(83) $(0.29)

Items of Comparability - Expense/(Income):
------------------------------------------

  COGS
  - Charges for accelerated depreciation
   in connection with the focused cost
   reduction actions                         23            73
  - Legal Reserve                            12
  - Charges for inventory writedowns in
   connection with focused cost reduction
   actions                                    4             -
                                           ----- ------- ----- -------
                                  Subtotal   39    0.14    73    0.25
                                           ----- ------- ----- -------

  Restructuring
  - Charges for focused cost reduction
   actions                                  100           108
                                           ----- ------- ----- -------
                                  Subtotal  100    0.35   108    0.38
                                           ----- ------- ----- -------

  Other Operating Income/(Charges), Net
  - Gains on sale of property related to
   focused cost reduction actions, net        6           (46)
  - Impairment of property related to
   focused cost reduction actions             -            (2)
                                           ----- ------- ----- -------
                                  Subtotal    6    0.02   (48)  (0.16)
                                           ----- ------- ----- -------

  Taxes
  - Audit settlement, establishment of
   foreign valuation allowances and
   adjustments of uncertain tax positions   (18)
  - Tax impacts of the above-mentioned
   pre-tax items                            (33)            4
                                           ----- ------- ----- -------
                                  Subtotal  (51)  (0.18)    4    0.01
----------------------------------------------------------------------

    CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations:
             Ann McCorvey, 585-724-5096
             antoinette.mccorvey@kodak.com
             or
             Angela Nash, 585-724-0982
             angela.nash@kodak.com